LIVE CURRENT MEDIA INC. ANNOUNCES SIGNING OF LETTER OF
INTENT TO DISTRIBUTE EBALANCE DEVICE.

Vancouver, British Columbia, Canada September 14, 2018, Live Current Media Inc. (“Live Current” or the “Company”) (OTCQB: LIVC) announces that on September 10, 2018, the Company signed a Letter of Intent with Cell MedX Corp. (“Cell MedX”) to purchase the worldwide distribution rights to the eBalance microcurrent device for home-based use. The eBalance microcurrent device is a recently developed wellness device that was designed to alleviate symptoms resulting from diabetes. These symptoms include neuropathy, inflammation, hypertension and lack of kidney function. In a recent clinical trial approved by Health Canada, the eBalance device was shown to reduce blood pressure, reduce average fasting blood glucose levels and reduce plasma insulin.

Pursuant to the LOI, Live Current advanced USD$250,000 to Cell MedX for exclusive worldwide distribution rights to the eBalance device and the Company and Cell MedX have entered into negotiations aimed at obtaining a definitive agreement within a 90-day period. If a definitive agreement is not reached within 90 days of the execution of the LOI, the USD$250,000 is refundable.

The Company anticipates that the eBalance device will be ready for distribution in the fourth quarter of 2018.

About Live Current Media Inc.

Live Current builds consumer Internet experiences around its portfolio of domain names. Live Current’s current business strategy is to develop, or to seek partners to develop, its domain names to include content, commerce and community applications.

On behalf of the board of directors of Live Current Media Inc.

David Jeffs, CEO & Director

For more information please contact:
david@livecurrent.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; changes in operating expenses; our ability to raise capital as and when we need it and other factors. Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.